Exhibit 99
15985 East High Street
P. O. Box 35
Middlefield, Ohio 44062
Phone: 440/632-1666 FAX: 440/632-1700
www.middlefieldbank.com
PRESS RELEASE

Contact:	James R. Heslop, 2nd
Executive Vice President/Chief Operating Officer
(440) 632-1666 Ext. 3219
jheslop@middlefieldbank.com
Middlefield Banc Corp. Reports First Quarter 2006 Earnings
MIDDLEFIELD, OHIO, April 20, 2006 ♦ ♦ ♦ ♦ Middlefield Banc Corp. (Pink Sheets: MBCN) today reported net earnings for the three months ended March 31, 2006, of $818,000, or $0.60 per diluted share. The first quarter of 2006 earnings represent a 14.5% increase over the $714,000, or $0.53 per diluted share, in net earnings that the company recorded for the quarter ended March 31, 2005.
The company’s total assets ended the first quarter of 2006 at $312.6 million, an increase of 4.7% over the $298.6 million in total assets reported at March 31, 2005. Net loans at March 31, 2006, were $232.9 million, up $17.1 million, or 7.9%, over the $215.8 million reported at March 31, 2005. Total deposits at March 31, 2006, were $254.3 million, or 1.9% greater than the deposit level of $249.4 million at March 31, 2005.
Annualized returns on average equity (“ROE”) and average assets (“ROA”) for the first quarter of 2006 were 11.79% and 1.05%, respectively. The comparable results for the first quarter of 2005 were 11.45% and 0.97%.
In reviewing his company’s performance, Middlefield Banc Corp. President and CEO Thomas G. Caldwell, commented, “To report another quarter of earnings growth is, in fact, a pleasure. The increase in non-interest income coupled with the control exhibited in operating expenses worked to offset the continued margin compression that is being felt across the industry.”
Caldwell continued, “While our balance sheet growth continues to be slower than plan, we recognize that pricing within the market remains at levels that we do not deem prudent for both loans and deposits. We remain committed to our strategic focus of prudent growth of the balance sheet as we have undertaken initiatives to both increase the level of earning assets and grow core deposit relationships.”
Highlights for the first quarter of 2006 include:
•	Net interest income was $2.69 million, an increase of 4.6% over the $2.57 million reported for the comparable period of 2005. The net interest margin was 3.89% for the first quarter of 2006 as well as the first quarter of 2005. Although the yield curve has begun to show some movement, it remained flat for most of the first quarter of 2006. This along with aggressive loan and deposit pricing within the company’s market area were factors in the reported net interest margin.

•	Non-interest income increased $69,000 for the three-month period of 2006 over the comparable 2005 period. This increase of 14.4% was primarily the result of higher service charge revenue associated with an increase in the number of deposit accounts, expanded ATM/Debit card usage, and an increase in revenue from investment services. Offsetting the increases were a seasonal decline in statement service charges and a loss on the sale of securities as the company disposed of the remaining portions of several mortgage-backed securities from its investment portfolio.

•	Non-interest expense for the first quarter of 2006 was consistent with that of the first quarter of 2005. Non-interest expense for the 2006 period was $2.04 million, while the 2005 figure was $2.01 million, reflecting an increase of 1.1%. The leading factor in the increased expenses was data processing costs associated with an expanded base of products per customer, as well as the introduction during 2005 of the company’s image based item processing system. Also contributing were the cost of certain maintenance contracts, seasonal utility costs, and depreciation.

•	Total deposit growth from the end of the first quarter of 2005 to the same point in 2006 was $4.83 million. The slower growth is directly the result of the competitive interest rate environment present within the company’s market area. The company also had a shift in the deposit composition as certificates of deposits and IRA accounts increased $13.9 million in the period-to-period comparison and savings accounts and money market accounts decreased $15.5 million during the same period. Net loans at March 31, 2006, stood at $232.9 million, reflecting an increase of $17.1 million from March 31, 2005. Increases in commercial loans were the predominant factor, while residential mortgages loans increased at levels lower than historically experienced by the company.

•	Provision for loan losses was $75,000 for the 2006 first quarter and $60,000 for equal 2005 period. The level of provision was in keeping with the company’s financial plan and is designed to accommodate the increased size of the loan portfolio and the larger level of commercial relationships. At March 31, 2006, the allowance for loan losses as a percentage of total loans was 1.22%, which was comparable to the 1.23% reported at March 31, 2005.

•	Stockholders’ equity at March 31, 2006, was $27.9 million, or 8.92% of total assets. This represents an increase of 11.4% from the March 31, 2005 figure.

Book value as of March 31, 2006 was $20.65. This was an increase of $1.88 over the March 31, 2005 book value.
•	In the first quarter of 2006, Middlefield paid a cash dividend of $0.235 per share. This represents an increase of 12.2% over the cash dividend paid during the first quarter of 2005. The 2005 cash dividend amount has been adjusted to reflect the 5% stock dividend paid by the company during the fourth quarter of 2005.
“Our two primary areas of focus are the net interest margin and asset quality,” commented Donald L. Stacy, Chief Financial Officer and Treasurer of Middlefield Banc Corp. “We have continued our conservative posture on loan pricing, which has been reflected in our loan growth. This has also impacted our earnings as the investment alternatives have provided lower yields. On the liability side of the balance sheet, we have been faced with what we deem to be irrational pricing within our markets. While we have worked to control interest expense, we have also worked to maintain deposit balances.”
“Our level of non-performing loans remains relatively high in comparison to our historical levels,” Stacy continued. “However, one large commercial credit, which is real estate secured, constitutes the bulk of the dollar total. Our senior credit personnel remain committed to resolving that and other issues within the most expedient timeframe. Our expectations are for only nominal losses, should there be any.”
Middlefield Banc Corp. is a financial holding company headquartered in Middlefield, Ohio. Its subsidiary, The Middlefield Banking Company, operates six full service banking centers and a UVEST Financial Services® brokerage office serving Chardon, Garrettsville, Mantua, Middlefield, and Orwell, Ohio. The banking subsidiary has recently entered into a lease arrangement for a seventh banking office to be located in Newbury, Geauga County, Ohio.
This announcement contains forward-looking statements that involve risk and uncertainties, including changes in general economic and financial market conditions and the Company’s ability to execute its business plans. Although management believes the expectations reflected in such statements are reasonable, actual results may differ materially.
MIDDLEFIELD BANC CORP.
Consolidated Selected Financial Highlights
March 31, 2006 and 2005
(unaudited, dollars in thousands)

	March 31,	March 31,	Percent
Balance Sheet (period end)	2006	2005	Change
Assets
Cash and cash equivalents	$6,259	$4,386	42.7%
Federal funds sold	—	4,675	—
Available for sale securities	55,888	58,042	-3.7%
Held to maturity securities	216	221	-2.5%
Loans:	235,783	218,469	7.9%
Less: reserve for loan losses	2,888	2,686	7.5%

Net loans	232,895	215,784	7.9%
Premises and equipment	6,588	6,616	-0.4%
Bank-owned life insurance	6,686	5,474	22.1%
Accrued interest receivable and other assets	4,045	3,364	20.2%

Total Assets	$312,577	$298,563	4.7%

	March 31,	March 31,
	2006	2005
Liabilities and Stockholders’ Equity
Non-interest bearing demand deposits	$39,562	$35,603	11.1%
Interest bearing demand deposits	11,344	8,898	27.5%
Money market accounts	13,069	17,095	-23.5%
Savings deposits	63,086	74,539	-15.4%
Certificates of deposit	127,206	113,307	12.3%

Total Deposits	254,268	249,442	1.9%
Borrowed funds	29,352	23,213	26.4%
Other liabilities	1,065	864	23.3%

Total Liabilities	284,685	273,519	4.1%

Common equity	31,664	28,438	11.3%
Net Unrealized gain (loss) on securities	(747)	(424)	76.4%
Treasury stock	(3,026)	(2,970)	1.9%

Total Stockholders’ Equity	27,892	25,044	11.4%

Total Liabilities and Stockholders’ Equity	$312,577	$298,563	4.7%

MIDDLEFIELD BANC CORP.
Consolidated Selected Financial Highlights
March 31, 2006 and 2005
(unaudited, dollars in thousands, except per share amounts)

	For the Three Months Ended
	March 31,		Percent
	2006	2005	Change
Statement of Income
Interest Income	$4,561	$4,116	10.8%
Interest Expense	1,875	1,548	21.1%

Net interest income	2,686	2,568	4.6%
Provision for loan losses	75	60	25.0%

Net interest income after provision for loan losses	2,611	2,508	4.1%

Non-interest income
Service charges on deposits	413	353	16.8%
Other income	90	78	16.2%
Earnings on bank-owned life insurance	53	50	6.3%
Net securities gains (losses)	(6)	—	—

Total non-interest income	550	481	14.4%
Non-interest expense
Salaries and employee benefits	995	1,016	-2.1%
Net occupancy expense	154	135	14.4%
Equipment expense	92	108	-14.9%
Data processing costs	179	149	19.8%
Ohio state franchise tax	90	90	0.0%
Other operating expense	526	515	2.2%

Total non-interest expense	2,036	2,013	1.1%

Income before income taxes	1,126	976	15.3%

	For the Three Months Ended
	March 31,		Percent
	2006	2005	Change
Provision for income taxes	308	262	17.6%

Net income	$818	$714	14.5%

Per common share data
Net income per common share — basic	$0.61	$0.53	15.1%
Net income per common share — diluted	$0.60	$0.53	13.2%
Dividends declared	$0.235	$0.210	12.2%
Book value (period end)	$20.65	$18.77	10.0%
Average shares outstanding — basic	1,347,464	1,329,800
Average shares outstanding -diluted	1,368,931	1,336,957
Period ending shares outstanding	1,350,661	1,334,486

Selected ratios
Return on average assets	1.05%	0.97%
Return on average equity	11.79%	11.45%
Yield on earning assets	6.49%	6.15%
Cost of interest bearing liabilities	3.07%	2.70%
Net interest spread	3.42%	3.45%
Net interest margin	3.89%	3.89%
Efficiency ratio	61.34%	64.70%
Equity to assets at period end	8.92%	8.39%

	March 31,	March 31,
Asset quality data	2006	2005
Allowance for loan losses	$2,888	$2,686
Allowance for loan losses/total loans	1.22%	1.23%
Net charge-offs:
Quarter-to-date	$28	$(2)
Year-to-date	28	(2)
Net charge-offs to average loans	0.01%	0.00%
Non-performing loans/total loans	0.87%	0.96%
Allowance for loan losses/non-performing loans	140.40%	127.72%